Exhibit 99.1

GAP INC ANNOUNCES IT WILL CLOSE

FORTH & TOWNE STORE CONCEPT

SAN FRANCISCO – February 26, 2007 – Gap Inc. (NYSE:GPS) today announced that following a thorough assessment of its store concept, Forth & Towne, it has decided it will not move forward with a full roll-out. As a result, the company will close its Forth & Towne store concept after an 18-month pilot that began August 2005.

While the company was encouraged by the initial performance of Forth & Towne, a thorough analysis revealed the concept was not demonstrating enough potential to deliver an acceptable long-term return on investment. Instead, the company believes that future investments should be focused on turning around its Gap and Old Navy brands as well as supporting other growth initiatives that have greater potential of creating shareholder value.

“Forth & Towne was a great test of a promising concept and an illustration of the innovative risks you need to take in our business,” said Bob Fisher, Gap Inc.’s chairman of the board and interim president and CEO. “We made the tough decision to close the brand and focus our efforts on stabilizing the existing businesses.”

“I want to thank the talented Forth & Towne team for their hard work in bringing this brand to life,” said Gary Muto, President of Forth & Towne.

The company plans to close its 19 Forth & Towne stores located in 10 U.S. markets. Closures are expected to occur by the end of June 2007. The company anticipates the pre-tax expenses associated with the closure of Forth & Towne to be approximately $40 million which will be recognized primarily over the first and second quarters of fiscal year 2007.

The closure will impact about 550 employees. Gap Inc. is looking at ways to redeploy employees to positions in its Gap, Banana Republic and Old Navy brands, where feasible.

Forward Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the anticipated timing, number of impacted employees, savings, and pre-tax expenses associated with the closure of the Company’s Forth & Towne concept.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the risk that subsequent unanticipated events, including unanticipated costs, may occur in connection with the closure of Forth & Towne. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2006.

These forward-looking statements are based on information as of February 26, 2007, and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy and Piperlime brand names. Fiscal 2006 sales were $15.9 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia and the Middle East. For more information, please visit gapinc.com.

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